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EXHIBIT 14.1

                                                                        01-21-04

                                 SHOPSMITH, INC.
                            CODE OF BUSINESS CONDUCT
                             FOR EXECUTIVE OFFICERS

INTRODUCTION

In accordance with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002, Shopsmith, Inc. (the "Company") has adopted this Code of Business Conduct (the "Code") applicable to its executive officers. For purposes of Section 406, "executive officers" is defined to include the Company's chief executive officer, chief operating officer, chief financial officer, and chief accounting officer.

This Code has been developed and adopted to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable governmental rules and regulations. The honesty, integrity and sound judgment of our officers is fundamental to the reputation and success of the Company.

The officers of the Company to whom this Code applies have a special obligation to:

HONEST AND ETHICAL CONDUCT

      - Act with honesty and integrity, especially in relation to the handling of actual and apparent conflicts of interest in personal and professional relationships.

      - Avoid conflicts of interest and disclose to the Chairperson of the Audit Committee any transaction or relationship that reasonably could be expected to give rise to such a conflict.

      -     Promote honest and ethical behavior among the Company's employees.

      - Report any violation or suspected violation of this Code to the Chairperson of the Audit Committee.

      - Assure responsible use and control of all Company assets, resources and information.

DISCLOSURE

      - Take all proper steps to ensure that external and internal financial data, and other information contained in the Company's public reports, are complete, accurate, timely, relevant, understandable and presents the facts fairly.

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      -     Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries acquired in the course of employment.

COMPLIANCE

      - Take all proper steps to ensure that the Company fully complies with all applicable governmental laws, rules and regulations, including rules and regulations of self-regulatory organizations and private or public regulatory agencies.

The chief executive officer, the chief operating officer, the chief financial officer, and the chief accounting officer of the Company are expected to conduct themselves in accordance with this Code at all times.

WAIVERS AND AMENDMENTS

The Audit Committee of the Board of Directors has the authority to approve any amendment to, or waiver of, the Code. The Company shall disclose to its stockholders any waiver and the grounds for waiver or any amendment to the Code within five business days of such waiver or amendment. Such disclosure shall be made by filing a Form 8-K (or such other appropriate form) with the Securities and Exchange Commission or by posting the relevant information on the Company's website.

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